Amendment to SUBADVISORY Agreement

for AST J.P. MORGAN TACTICAL PRESERVATION PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and J.P. Morgan Investment Management, Inc. (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of February 11, 2010, as amended October 1, 2015 and December 31, 2020, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST J.P. Morgan Tactical Preservation Portfolio (formerly, AST J.P. Morgan Strategic Opportunities Portfolio), as follows;

1.	All references to “AST J.P. Morgan Strategic Opportunities Portfolio” are hereby changed to “AST J.P. Morgan Tactical Preservation Portfolio”; and
2.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and J.P. Morgan Investment Management, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By: /s/ Scott Moritz

Name: Scott Moritz

Title: Vice President

Effective Date as Revised: February 22, 2021

SCHEDULE A

Advanced Series Trust

AST J.P. Morgan Strategic Opportunities Portfolio

As compensation for services provided by J.P. Morgan Investment Management, Inc. (“JPIM”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay JPIM an advisory fee on the net assets managed by JPIM that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST J.P. Morgan Tactical Preservation Portfolio	0.35% of average daily net assets to $600 million; 0.32% of average daily net assets on the next $1.3 billion; 0.20% of average daily net assets over $1.9 billion

* In the event JPIM invests Portfolio assets in other pooled investment vehicles it manages or subadvises, JPIM will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to JPIM with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  February 22, 2021